Elite Pharmaceuticals, Inc. Appoints Nasrat Hakim as President and Chief Executive Officer

… Elite adds twelve approved products to its pipeline

… Conference call scheduled for 1 PM Eastern Time

Northvale, NJ – August 5, 2013: Elite Pharmaceuticals, Inc. (OTCBB: ELTP) today announced the appointment of longtime industry veteran Nasrat Hakim as President, Chief Executive Officer and member of Elite’s board of directors. Elite has also purchased from Mikah Pharma, LLC (“Mikah”) twelve approved and one pending Abbreviated New Drug Applications (“ANDAs”) to add to Elite’s pipeline of products. As part of his employment agreement, Mr. Hakim has elected to receive his salary in restricted common stock in lieu of cash. Jerry Treppel remains Chairman of the Board of Directors.

Nasrat Hakim has more than 30 years of pharmaceutical and medical industry experience in Quality Assurance, Analytical Research and Development, Technical Services and Regulatory Compliance. He brings with him proven management experience, in-depth knowledge of manufacturing systems, development knowledge in immediate and extended release formulations and extensive regulatory experience of GMP and FDA regulations. From 2004 - 2013, Mr. Hakim was employed by Actavis, Watson and Alpharma in various senior management positions. Most recently, Mr. Hakim served as International Vice President of Quality Assurance at Actavis, overseeing 25 sites with more than 3,000 employees under his leadership. Mr. Hakim also served as Corporate Vice President of Technical Services, Quality and Regulatory Compliance for Actavis U.S., Global Vice President, Quality and Regulatory Compliance for Alpharma, as well as Executive Director of Quality Unit at TheraTech, overseeing manufacturing and research and development. In 2009, Mr. Hakim founded Mikah Pharma, LLC, a virtual, fully functional pharmaceutical company.

With Mr. Hakim joining the Company, Mikah has sold to Elite thirteen ANDAs for generic pharmaceutical products. Of the thirteen products, which represent six different chemical entities, twelve of these products are already FDA approved ANDAs, with one already on the market and one ANDA is under active review by the FDA. Of the thirteen products, two products are in markets where there is only one other generic competitor. Elite will submit filings to the FDA for each of the products for the manufacturing site transfer. The Company believes that the site transfers qualify for a CBE 30 review with one exception, which would allow for the product manufacturing transfer on an expedited basis. However, the Company can give no assurances that the site transfers will qualify for a CBE 30 review or on the timing of these transfers and the timing is dependent on the FDA reviews.

"Nasrat is a uniquely qualified, seasoned leader with more than three decades of experience in the pharmaceutical and medical industry. Nasrat has broad experience in both branded and generic pharmaceuticals as well as extensive regulatory experience and I have tremendous confidence in his ability to drive operational excellence and growth as we advance the development of products utilizing our proprietary abuse resistant technology. The acquisition of the Mikah products is expected to eventually significantly enhance our revenue base over time with a commensurate increase in cash flow that will be utilized to decrease our operating losses and then support R&D. Nasrat’s willingness to accept stock in lieu of cash for payment of salary and bonus, at his insistence I might add, speaks volumes as to his opinion of Elite’s future potential,” said Jerry Treppel, Chairman of Elite Pharmaceuticals.

"I am extremely excited to join Jerry and the other members of the Elite team as the Company expands the product pipeline and revenues while at the same time advances the development of abuse resistant opioids," said Nasrat Hakim. "I believe that Elite possesses unique and compelling pharmacological technology to develop opioids with the highest barrier to prevent recreational drug abuse. I look forward to working with the Elite team and being a part of this exciting transformation.”

The Company will host a conference call today at 1:00 PM EDT to provide an update on these recent corporate developments. Company executives will also conduct a question and answer session following their remarks.

To access the conference call:

Domestic callers: (800) 346-7359
International callers: (973) 528-0008
Conference Entry Code: 98840

A digital telephone replay will be available approximately one hour after the conclusion of the call for two weeks until August 19, 2013 by dialing:

Domestic callers: (800) 332-6854
International callers: (973) 528-0005
Conference entry code: 98840

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has six commercial products currently being sold, an additional product approved and soon to be launched, eleven approved products pending manufacturing site transfer and two additional products under review pending approval by the FDA. Elite’s lead pipeline products include abuse resistant opioids utilizing the Company’s patented proprietary technology, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also provides contract manufacturing for Ascend Laboratories (a subsidiary of Alkem Laboratories Ltd.) and has partnered with Mikah Pharma to develop a new product, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a Hong Kong based company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, its ability to obtain FDA approval of the transfers of the ANDAs or the timing of such approval process, delays, uncertainties, inability to obtain necessary ingredients and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These risks and other factors, including, without limitation, the Company’s ability to obtain sufficient funding under the LPC Agreement or from other sources, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

 Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com